Exhibit 4.8

NEKTAR THERAPEUTICS

2025 INDUCEMENT PLAN

1.	PURPOSE OF PLAN

The purpose of this Nektar Therapeutics 2025 Inducement Plan (this “Plan”) of Nektar Therapeutics, a Delaware corporation (the “Corporation”), is to enable the Corporation and its Subsidiaries (as such term is defined in Section 2) to grant equity awards to induce highly-qualified prospective officers and employees who are not currently employed by the Company or its Subsidiaries to accept employment and to provide them with a proprietary interest in the Corporation. It is anticipated that providing such persons with a direct stake in the Corporation’s welfare will assure a closer identification of their interests with those of the Corporation and its stockholders, thereby stimulating their efforts on the Corporation’s behalf and strengthening their desire to remain with the Corporation. The Corporation intends that the Plan be reserved for persons to whom the Corporation may issue securities without stockholder approval as an inducement pursuant to Rule 5635(c)(4) of the Nasdaq Stock Market Listing Rules.

2.	ELIGIBILITY

The Administrator (as such term is defined in Section 3.1) may grant awards under this Plan only to those persons that the Administrator determines to be Eligible Persons. An “Eligible Person” is any employee of the Corporation or any of its Subsidiaries who was not previously an employee of the Corporation or any of its Subsidiaries (or who has had a bona fide period of non-employment with the Corporation and its Subsidiaries), who is hired as a full or part-time employee by the Corporation or one of its Subsidiaries, and for whom the award is being made as an inducement material to the individual’s entering into such employment;. An Eligible Person who has been granted an award (a “participant”) may, if otherwise eligible, be granted additional awards if the Administrator shall so determine. As used herein, “Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation; and “Board” means the Board of Directors of the Corporation.

3.	PLAN ADMINISTRATION

3.1.	The Administrator. This Plan shall be administered by and all awards under this Plan shall be authorized by the Administrator. The “Administrator” means the Board or one or more committees appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of this Plan. Any such committee shall be comprised solely of not less than two non-employee directors who are independent. Unless otherwise provided in the Bylaws of the Corporation or the applicable charter of any Administrator: (a) a majority of the members of the acting Administrator shall constitute a quorum, and (b) the vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the members of the Administrator shall constitute action by the acting Administrator.

3.2.	Powers of the Administrator. Subject to the express provisions of this Plan, the Administrator is authorized and empowered to do all things necessary or desirable in connection with the authorization of awards and the administration of this Plan (in the case of a committee, within the authority delegated to that committee), including, without limitation, the authority to:

(a)	determine eligibility and, from among those persons determined to be eligible, the particular Eligible Persons who will receive an award under this Plan;

(b)	grant awards to Eligible Persons, determine the price at which securities will be offered or awarded and the number of securities to be offered or awarded to any of such persons, determine the other specific terms and conditions of such awards consistent with the express limits of this Plan, establish the installments (if any) in which such awards shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required, establish any applicable performance targets, and establish the events of termination or reversion of such awards;

(c)	approve the forms of award agreements (which need not be identical either as to type of award or among participants);

(d)	construe and interpret this Plan and any agreements defining the rights and obligations of the Corporation, its Subsidiaries, and participants under this Plan, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the awards granted under this Plan;

(e)	cancel, modify, or waive the Corporation’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consent under Section 8.6.5;

(f)	accelerate or extend the vesting or exercisability or extend the term of any or all such outstanding awards (in the case of options or stock appreciation rights, within the maximum ten-year term of such awards) in such circumstances as the Administrator may deem appropriate (including, without limitation, in connection with a termination of employment or services or other events of a personal nature) subject to any required consent under Section 8.6.5;

(g)	adjust the number of shares of Common Stock subject to any award, adjust the price of any or all outstanding awards or otherwise change previously imposed terms and conditions, in such circumstances as the Administrator may deem appropriate, in each case subject to Sections 4 and 8.6 (and subject to the no repricing provision below);

(h)	determine the date of grant of an award, which may be a designated date after but not before the date of the Administrator’s action (unless otherwise designated by the Administrator, the date of grant of an award shall be the date upon which the Administrator took the action granting an award);

(i)	determine whether, and the extent to which, adjustments are required pursuant to Section 7 hereof and authorize the termination, conversion, substitution or succession of awards upon the occurrence of an event of the type described in Section 7;

(j)	acquire or settle (subject to Sections 7 and 8.6) rights under awards in cash, stock of equivalent value, or other consideration (subject to the no repricing provision below); and

(k)	determine the fair market value of the Common Stock or awards under this Plan from time to time and/or the manner in which such value will be determined.

Notwithstanding the foregoing and except for an adjustment pursuant to Section 7.1 or a repricing approved by stockholders, in no case may the Administrator (1) amend an outstanding stock option or stock appreciation right to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for an option or stock appreciation right with an exercise or base price that is less than the exercise or base price of the original award.

3.3.	Binding Determinations. Any action taken by, or inaction of, the Corporation, any Subsidiary, or the Administrator relating or pursuant to this Plan and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. Neither the Board nor any Board committee, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time.

3.4.	Reliance on Experts. In making any determination or in taking or not taking any action under this Plan, the Administrator may obtain and may rely upon the advice of experts, including employees and professional advisors to the Corporation. No director, officer or agent of the Corporation or any of its Subsidiaries shall be liable for any such action or determination taken or made or omitted in good faith.

3.5.	Delegation. The Administrator may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Corporation or any of its Subsidiaries or to third parties.

4.	SHARES OF COMMON STOCK SUBJECT TO THE PLAN; SHARE LIMITS

4.1.	Shares Available. Subject to the provisions of Section 7.1, the capital stock that may be delivered under this Plan shall be shares of the Corporation’s authorized but unissued Common Stock and any shares of its Common Stock held as treasury shares. For purposes of this Plan, “Common Stock” shall mean the common stock of the Corporation and such other securities or property as may become the subject of awards under this Plan, or may become subject to such awards, pursuant to an adjustment made under Section 7.1.

4.2.	Share Limits. Subject to Section 7.1, the maximum number of shares of Common Stock that may be delivered pursuant to awards granted to Eligible Persons under this Plan (the “Share Limit”) is equal to: 250,000 shares of Common Stock. Shares issued in respect of any “Full-Value Award” granted under this Plan shall be counted against the foregoing Share Limit as 1.5 shares for every one share issued in connection with such award (the “Full-Value Award Ratio”). (For example, if a stock bonus of 100 shares of Common Stock is granted under this Plan, 150 shares shall be charged against the Share Limit in connection with that award.) For this purpose, a “Full-Value Award” means any award under this Plan that is not a stock option grant or a stock appreciation right grant. The Share Limit is subject to adjustment as contemplated by Section 4.3, Section 7.1, and Section 8.10.

4.3.	Awards Settled in Cash, Reissue of Awards and Shares. Except as provided in the next sentence, shares that are subject to or underlie awards granted under this Plan, which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall again be available for subsequent awards under this Plan (with any such shares increasing the Share Limit based on the Full-Value Award Ratio specified in Section 4.2). Shares that are exchanged by a participant or withheld by the Corporation as full or partial payment in connection with any award under this Plan, as well as any shares exchanged by a participant or withheld by the Corporation or one of its Subsidiaries to satisfy the tax withholding obligations related to any award, shall not be available for subsequent awards under this Plan. To the extent that an award granted under this Plan is settled in cash or a form other than shares of Common Stock, the shares that would have been delivered had there been no such cash or other settlement shall again be available for subsequent awards under this Plan (with any such shares increasing the Share Limit based on the Full-Value Award Ratio specified in Section 4.2). In the event that shares of Common Stock are delivered in respect of a dividend equivalent right granted under this Plan, the number of shares delivered with respect to the award shall be counted against the share limits of this Plan (including, for purposes of clarity, the limits of Section 4.2 of this Plan). (For purposes of clarity, if 1,000 dividend equivalent rights are granted and outstanding when the Corporation pays a dividend, and 50 shares are delivered in payment of those rights with respect to that dividend, 75 shares (after giving effect to the Full-Value Award premium counting rules) shall be counted against the share limits of this Plan). To the extent that shares of Common Stock are delivered pursuant to the exercise of a stock appreciation right or stock option granted under this Plan, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits under Section 4.2, as opposed to only counting the shares issued. (For purposes of clarity, if a stock appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be charged against the applicable share limits under Section 4.2 with respect to such exercise.) Refer to Section 8.10 for application of the foregoing share limits with respect to assumed awards.

4.4.	Reservation of Shares; No Fractional Shares; Minimum Issue. The Corporation shall at all times reserve a number of shares of Common Stock sufficient to cover the Corporation’s obligations and contingent obligations to deliver shares with respect to awards then outstanding under this Plan (exclusive of any dividend equivalent obligations to the extent the Corporation has the right to settle such rights in cash). No fractional shares shall be delivered under this Plan. The Administrator may pay cash in lieu of any fractional shares in settlements of awards under this Plan. The Administrator may from time to time impose a limit (of not greater than 100 shares) on the minimum number of shares that may be purchased or exercised as to awards granted under this Plan unless (as to any particular award) the total number purchased or exercised is the total number at the time available for purchase or exercise under the award.

5.	AWARDS

5.1.	Type and Form of Awards. The Administrator shall determine the type or types of award(s) to be made to each selected Eligible Person. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Corporation or one of its Subsidiaries. The types of awards that may be granted under this Plan are (subject, in each case, to the no repricing provisions of Section 3.2):

5.1.1.	Stock Options. A stock option is the grant of a right to purchase a specified number of shares of Common Stock during a specified period as determined by the Administrator. All stock options granted under the Plan shall be nonqualified stock options (options not intended to be incentive stock options within the meaning of Section 422 of the Code). The maximum term of each option shall be eight (8) years. The per share exercise price for each option shall be not less than 100% of the fair market value of a share of Common Stock on the date of grant of the option. When an option is exercised, the exercise price for the shares to be purchased shall be paid in full in cash or such other method permitted by the Administrator consistent with Section 5.5.

5.1.2.	[Reserved.]

5.1.3.	Stock Appreciation Rights. A stock appreciation right or “SAR” is a right to receive a payment, in cash and/or Common Stock (as specified in the applicable award agreement), equal to the excess of the fair market value of a specified number of shares of Common Stock on the date the SAR is exercised over the “base price” of the award, which base price shall be set forth in the applicable award agreement and shall be not less than 100% of the fair market value of a share of Common Stock on the date of grant of the SAR. The maximum term of a SAR shall be eight (8) years.

5.1.4.	Other Awards; Dividend Equivalent Rights. The other types of awards that may be granted under this Plan include: (a) stock bonuses, restricted stock, stock units, phantom stock or similar rights to purchase or acquire shares, whether at a fixed or variable price or ratio related to the Common Stock, upon the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or any combination thereof; (b) any similar securities with a value derived from the value of or related to the Common Stock and/or returns thereon; or (c) cash awards. Dividend equivalent rights may be granted as a separate award or in connection with another award under this Plan; provided, however, that dividend equivalent rights may not be granted in connection with a stock option or SAR granted under this Plan. Notwithstanding anything in the Plan or an award agreement to the contrary, any dividends and/or dividend equivalents as to the unvested portion of an award (including, without limitation, a restricted stock award) will be subject to termination and forfeiture to the same extent as the corresponding portion of the award to which they relate.

5.2.	[Reserved.]

5.3.	Award Agreements. Each award shall be evidenced by either (1) a written award agreement in a form approved by the Administrator and executed by the Corporation by an officer duly authorized to act on its behalf, or (2) an electronic notice of award grant in a form approved by the Administrator and recorded by the Corporation (or its designee) in an electronic recordkeeping system used for the purpose of tracking award grants under this Plan generally (in each case, an “award agreement”), as the Administrator may provide and, in each case and if required by the Administrator, executed or otherwise electronically accepted by the recipient of the award in such form and manner as the Administrator may require. The Administrator may authorize any officer of the Corporation (other than the particular award recipient) to execute any or all award agreements on behalf of the Corporation. The award agreement shall set forth the material terms and conditions of the award as established by the Administrator consistent with the express limitations of this Plan. Notwithstanding anything contained herein to the contrary, the Administrator may approve an award agreement that, upon the termination of a participant’s employment or service, provides that, or may, in its sole discretion based on a review of all relevant facts and circumstances, otherwise take action regarding an award agreement such that (i) any or all outstanding stock options and SARs shall become exercisable in part or in full, (ii) all or a portion of the restriction or vesting period applicable to any outstanding award shall lapse, (iii) all or a portion of the performance measurement period applicable to any outstanding award shall lapse and (iv) the performance goals applicable to any outstanding award (if any) shall be deemed to be satisfied at the target, maximum or any other interim level.

5.4.	Deferrals and Settlements. Payment of awards may be in the form of cash, Common Stock, other awards or combinations thereof as the Administrator shall determine, and with such restrictions as it may impose. The Administrator may also require or permit participants to elect to defer the issuance of shares or the settlement of awards in cash under such rules and procedures as it may establish under this Plan. The Administrator may also provide that deferred settlements include the payment or crediting of interest or other earnings on the deferral amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

5.5.	Consideration for Common Stock or Awards. The purchase price for any award granted under this Plan or the Common Stock to be delivered pursuant to an award, as applicable, may be paid by means of any lawful consideration as determined by the Administrator, including, without limitation, one or a combination of the following methods:

●	services rendered by the recipient of such award;

●	cash, check payable to the order of the Corporation, or electronic funds transfer;

●	notice and third party payment in such manner as may be authorized by the Administrator;

●	the delivery of previously owned shares of Common Stock;

●	by a reduction in the number of shares otherwise deliverable pursuant to the award; or

●	subject to such procedures as the Administrator may adopt, pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards.

In no event shall any shares newly-issued by the Corporation be issued for less than the minimum lawful consideration for such shares or for consideration other than consideration permitted by applicable state law. Shares of Common Stock used to satisfy the exercise price of an option shall be valued at their fair market value on the date of exercise. The Corporation will not be obligated to deliver any shares unless and until it receives full payment of the exercise or purchase price therefor and any related withholding obligations under Section 8.5 and any other conditions to exercise or purchase have been satisfied.

5.6.	Definition of Fair Market Value. For purposes of this Plan, “fair market value” shall mean the closing price (in regular trading) for a share of Common Stock on the NASDAQ Stock Market (the “Market”) for the date in question or, if no sales of Common Stock were reported on the Market on that date, the closing price (in regular trading) for a share of Common Stock on the Market for the next preceding day on which sales of Common Stock were reported on the Market. The Administrator may, however, provide with respect to one or more awards that the fair market value shall equal the closing price (in regular trading) for a share of Common Stock on the Market on the last trading day preceding the date in question or the average of the high and low trading prices of a share of Common Stock on the Market for the date in question or the most recent trading day. If the Common Stock is no longer listed or is no longer actively traded on the Market as of the applicable date, the fair market value of the Common Stock shall be the value as reasonably determined by the Administrator for purposes of the award in the circumstances. The Administrator also may adopt a different methodology for determining fair market value with respect to one or more awards if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular award(s) (for example, and without limitation, the Administrator may provide that fair market value for purposes of one or more awards will be based on an average of closing prices (or the average of high and low daily trading prices) for a specified period preceding the relevant date).

5.7.	Transfer Restrictions.

5.7.1.	Limitations on Exercise and Transfer. Unless otherwise expressly provided in (or pursuant to) this Section 5.7 or required by applicable law: (a) all awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (b) awards shall be exercised only by the participant; and (c) amounts payable or shares issuable pursuant to any award shall be delivered only to (or for the account of) the participant.

5.7.2.	Exceptions. The Administrator may permit awards to be exercised by and paid to, or otherwise transferred to, other persons or entities pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Administrator may, in its sole discretion, establish in writing. Any permitted transfer shall be subject to compliance with applicable federal and state securities laws and shall not be for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting interests are held by the Eligible Person or by the Eligible Person’s family members).

5.7.3.	Further Exceptions to Limits on Transfer. The exercise and transfer restrictions in Section 5.7.1 shall not apply to:

(a)	transfers to the Corporation (for example, in connection with the expiration or termination of the award);

(b)	the designation of a beneficiary to receive benefits in the event of the participant’s death or, if the participant has died, transfers to or exercise by the participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution;

(c)	transfers to a family member (or former family member) pursuant to a domestic relations order if approved or ratified by the Administrator;

(d)	if the participant has suffered a disability, permitted transfers or exercises on behalf of the participant by his or her legal representative; or

(e)	the authorization by the Administrator of “cashless exercise” procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of awards consistent with applicable laws and the express authorization of the Administrator.

5.8.	International Awards. One or more awards may be granted to Eligible Persons who provide services to the Corporation or one of its Subsidiaries outside of the United States. Any awards granted to such persons may be granted pursuant to the terms and conditions of any applicable sub-plans, if any, appended to this Plan and approved by the Administrator, subject to Rule 5635(c)(4) of the Nasdaq Stock Market Listing Rules and related guidelines and interpretations.

6.	EFFECT OF TERMINATION OF EMPLOYMENT OR SERVICE ON AWARDS

6.1.	General. The Administrator shall establish the effect of a termination of employment or service on the rights and benefits under each award under this Plan and in so doing may make distinctions based upon, inter alia, the cause of termination and type of award.

6.2.	Events Not Deemed Terminations of Service. Unless the express policy of the Corporation or one of its Subsidiaries, or the Administrator, otherwise provides, the employment relationship shall not be considered terminated in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the Corporation or one of its Subsidiaries, or the Administrator; provided that, unless reemployment upon the expiration of such leave is guaranteed by contract or law or the Administrator otherwise provides, such leave is for a period of not more than three months (or such other period of time as required by applicable law). In the case of any employee of the Corporation or one of its Subsidiaries on an approved leave of absence, continued vesting of the award while on leave from the employ of the Corporation or one of its Subsidiaries may be suspended until the employee returns to service, unless the Administrator otherwise provides or applicable law (including Section 409A of the Code) otherwise requires. In no event shall an award be exercised after the expiration of the term set forth in the applicable award agreement.

6.3.	Effect of Change of Subsidiary Status. For purposes of this Plan and any award, if an entity ceases to be a Subsidiary of the Corporation a termination of employment or service shall be deemed to have occurred with respect to each Eligible Person in respect of such Subsidiary who does not continue as an Eligible Person in respect of the Corporation or another Subsidiary that continues as such after giving effect to the transaction or other event giving rise to the change in status unless the Subsidiary that is sold, spun-off or otherwise divested (or its successor or a direct or indirect parent of such Subsidiary or successor) assumes the Eligible Person’s award(s) in connection with such transaction.

7.	ADJUSTMENTS; ACCELERATION

7.1.	Adjustments. Subject to Section 7.2, upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock; or any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; then the Administrator shall equitably and proportionately adjust (1) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of awards (including the specific share limits, maximums and numbers of shares set forth elsewhere in this Plan), (2) the number, amount and type of shares of Common Stock (or other securities or property) subject to any outstanding awards, (3) the grant, purchase, or exercise price (which term includes the base price of any SAR or similar right) of any outstanding awards, and/or (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding awards, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding awards.

It is intended that, if possible, any adjustments contemplated by the preceding two paragraphs be made in a manner that satisfies applicable U.S. legal, tax (including, without limitation and as applicable in the circumstances, Section 409A of the Code) and accounting (so as to not trigger any charge to earnings with respect to such adjustment) requirements.

Without limiting the generality of Section 3.3, any good faith determination by the Administrator as to whether an adjustment is required in the circumstances pursuant to this Section 7.1, and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

7.2.	Change in Control—Assumption and Termination of Awards. Upon the occurrence of a Change in Control, then the Administrator may make provision for a cash payment in settlement of, or for the termination, assumption, substitution or exchange of any or all outstanding share-based awards or the cash, securities or property deliverable to the holder of any or all outstanding share-based awards, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Common Stock upon or in respect of such Change in Control. Upon the occurrence of a Change in Control, then, unless the Administrator has made a provision for the substitution, assumption, exchange or other continuation or settlement of the award or (unless the Administrator has provided for the termination of the award) the award would otherwise continue in accordance with its terms in the circumstances: (1) unless otherwise provided in the applicable award agreement, each then-outstanding option and SAR shall become fully vested, all shares of restricted stock then outstanding shall fully vest free of restrictions, and each other award granted under this Plan that is then outstanding shall become payable to the holder of such award; and (2) each award shall terminate upon the Change in Control; provided that the holder of an option or SAR shall be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise his or her outstanding vested options and SARs (after giving effect to any accelerated vesting required in the circumstances) in accordance with their terms before the termination of such awards (except that in no case shall more than ten days’ notice of the impending termination be required and any acceleration of vesting and any exercise of any portion of an award that is so accelerated may be made contingent upon the actual occurrence of the Change in Control).

The Administrator may adopt such valuation methodologies for outstanding awards as it deems reasonable in the event of a cash or property settlement and, in the case of options, SARs or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess (if any) of the per share amount payable upon or in respect of such Change in Control over the exercise or base price of the award.

Subject to applicable law, in the event of a Change in Control, the Administrator may take such action contemplated by this Section 7.2 prior to such Change in Control (as opposed to on the occurrence of such Change in Control) to the extent that the Administrator deems the action necessary to permit the participant to realize the benefits intended to be conveyed with respect to the underlying shares. Without limiting the generality of the foregoing, the Administrator may deem an acceleration to occur immediately prior to the Change in Control and, in such circumstances, will reinstate the original terms of the award if an event giving rise to an acceleration does not occur.

Without limiting the generality of Section 3.3, any good faith determination by the Administrator pursuant to its authority under this Section 7.2 shall be conclusive and binding on all persons.

7.3.	Other Acceleration Rules. The Administrator may override the provisions of Section 7.2 by express provision in the award agreement and may accord any Eligible Person a right, subject to Section 409A of the Code, to refuse any acceleration, whether pursuant to the award agreement or otherwise, in such circumstances as the Administrator may approve.

7.4.	Definition of Change in Control. With respect to a particular award granted under this Plan, a “Change in Control” shall be deemed to have occurred as of the first day, after the date of grant of the particular award, that any one or more of the following conditions shall have been satisfied:

(a)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 as amended (the “Exchange Act”) (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 30% of either (1) the then-outstanding shares of common stock of the Corporation (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this clause (a), the following acquisitions shall not constitute a Change in Control Event; (A) any acquisition directly from the Corporation, (B) any acquisition by the Corporation, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any affiliate of the Corporation or a successor, or (D) any acquisition by any entity pursuant to a transaction that complies with Sections (c)(1), (2) and (3) below;

(b)	Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)	Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Corporation or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Corporation, or the acquisition of assets or stock of another entity by the Corporation or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation’s assets directly or through one or more subsidiaries (a “Parent”)) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Corporation or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, more than 30% of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 30% existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d)	Approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation other than in the context of a transaction that does not constitute a Change in Control under clause (c) above.

8.	OTHER PROVISIONS

8.1.	Compliance with Laws. This Plan, the granting and vesting of awards under this Plan, the offer, issuance and delivery of shares of Common Stock, and/or the payment of money under this Plan or under awards are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Corporation or one of its Subsidiaries, provide such assurances and representations to the Corporation or one of its Subsidiaries as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

8.2.	No Rights to Award. No person shall have any claim or rights to be granted an award (or additional awards, as the case may be) under this Plan, subject to any express contractual rights (set forth in a document other than this Plan) to the contrary.

8.3.	No Employment/Service Contract. Nothing contained in this Plan (or in any other documents under this Plan or in any award) shall confer upon any Eligible Person or other participant any right to continue in the employ or other service of the Corporation or one of its Subsidiaries, constitute any contract or agreement of employment or other service or affect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Corporation or one of its Subsidiaries to change a person’s compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section 8.3, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract other than an award agreement.

8.4.	Plan Not Funded. Awards payable under this Plan shall be payable in shares or from the general assets of the Corporation, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly otherwise provided) of the Corporation or one of its Subsidiaries by reason of any award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation or one of its Subsidiaries and any participant, beneficiary or other person. To the extent that a participant, beneficiary or other person acquires a right to receive payment pursuant to any award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

8.5.	Tax Withholding. Upon any exercise, vesting, or payment of any award, or upon any other tax withholding event with respect to any award, the Corporation or one of its Subsidiaries shall have the right at its option to:

(a)	require the participant (or the participant’s personal representative or beneficiary, as the case may be) to pay or provide for payment of at least the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such award event or payment; or

(b)	deduct from any amount otherwise payable in cash (whether related to the award or otherwise) to the participant (or the participant’s personal representative or beneficiary, as the case may be) the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such award event or payment.

In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Plan, the Administrator may in its sole discretion (subject to Section 8.1) require or grant (either at the time of the award or thereafter) to the participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, that the Corporation reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares, valued in a consistent manner at their fair market value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy the applicable withholding obligation on exercise, vesting or payment. Shares of Common Stock to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate (or, if permitted by the Corporation, such other rate as will not cause adverse accounting consequences under generally accepted accounting principles then in effect). Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder.

8.6.	Effective Date, Termination and Suspension, Amendments.

8.6.1.	Effective Date. This Plan shall become effective on the date of its approval by the Board (the “Effective Date”). After the termination of this Plan upon its termination by the Board, no additional awards may be granted under this Plan, but previously granted awards (and the authority of the Administrator with respect thereto, including the authority to amend such awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

8.6.2.	Board Authorization. The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No awards may be granted during any period that the Board suspends this Plan.

8.6.3.	[Reserved.]

8.6.4.	Amendments to Awards. Without limiting any other express authority of the Administrator under (but subject to) the express limits of this Plan, the Administrator by agreement or resolution may waive conditions of or limitations on awards to participants that the Administrator in the prior exercise of its discretion has imposed, without the consent of a participant, and (subject to the requirements of Sections 3.2 and 8.6.5) may make other changes to the terms and conditions of awards. Any amendment or other action that would constitute a repricing of an award is subject to the limitations set forth in Section 3.2.

8.6.5.	Limitations on Amendments to Plan and Awards. No amendment, suspension or termination of this Plan or amendment of any outstanding award agreement shall, without written consent of the participant, affect in any manner materially adverse to the participant any rights or benefits of the participant or obligations of the Corporation under any award granted under this Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 7 shall not be deemed to constitute changes or amendments for purposes of this Section 8.6.

8.7.	Privileges of Stock Ownership. Except as otherwise expressly authorized by the Administrator, a participant shall not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by the participant (subject to the last sentence of Section 5.1.4). Except as expressly required by Section 7.1 or otherwise expressly provided by the Administrator, no adjustment will be made for dividends or other rights as a stockholder for which a record date is prior to such date of delivery.

8.8.	Governing Law; Construction; Severability.

8.8.1.	Choice of Law. This Plan, the awards, all documents evidencing awards and all other related documents shall be governed by, and construed in accordance with the laws of the State of Delaware.

8.8.2.	Severability. If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

8.8.3.	Plan Construction.

(a)	Rule 16b-3. It is the intent of the Corporation that the awards and transactions permitted by awards be interpreted in a manner that, in the case of participants who are or may be subject to Section 16 of the Exchange Act, qualify, to the maximum extent compatible with the express terms of the award, for exemption from matching liability under Rule 16b-3 promulgated under the Exchange Act. Notwithstanding the foregoing, the Corporation shall have no liability to any participant for Section 16 consequences of awards or events under awards if an award or event does not so qualify.

(b)	Section 409A. It is intended that the provisions of the Plan comply with, or be exempt from, Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. If, at the time of a participant’s “separation from service” (within the meaning of Section 409A of the Code), (i) such participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Corporation from time to time) and (ii) the Corporation shall make a good faith determination that an amount payable pursuant to an award constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Corporation shall not pay such amount on the otherwise scheduled payment date but shall instead pay it on the first business day after such six-month period. Such amount shall be paid without interest, unless otherwise determined by the Administrator, in its sole discretion, or as otherwise provided in any applicable award agreement between the Corporation and the relevant participant. Notwithstanding any provision of the Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Corporation reserves the right to make amendments to any award as the Corporation deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on such participant or for such participant’s account in connection with an award (including any taxes and penalties under Section 409A of the Code), and neither the Corporation nor any of its affiliates shall have any obligation to indemnify or otherwise hold such participant harmless from any or all of such taxes or penalties.

8.9.	Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

8.10.	Stock-Based Awards in Substitution for Stock Options or Awards Granted by Other Corporation. Awards may be granted to Eligible Persons in substitution for or in connection with an assumption of employee stock options, SARs, restricted stock or other stock-based awards granted by other entities to persons who are or who will become Eligible Persons in respect of the Corporation or one of its Subsidiaries, in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Corporation or one of its Subsidiaries, directly or indirectly, of all or a substantial part of the stock or assets of the employing entity. The awards so granted need not comply with other specific terms of this Plan, provided the awards reflect only adjustments giving effect to the assumption or substitution consistent with the conversion applicable to the Common Stock in the transaction and any change in the issuer of the security. Any shares that are delivered and any awards that are granted by, or become obligations of, the Corporation, as a result of the assumption by the Corporation of, or in substitution for, outstanding awards previously granted by an acquired company (or previously granted by a predecessor employer (or direct or indirect parent thereof) in the case of persons that become employed by the Corporation or one of its Subsidiaries in connection with a business or asset acquisition or similar transaction) shall not be counted against the Share Limit or other limits on the number of shares available for issuance under this Plan.

8.11.	Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Administrator to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.

8.12.	No Corporate Action Restriction. The existence of this Plan, the award agreements and the awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the stockholders of the Corporation to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Corporation or any Subsidiary, (b) any merger, amalgamation, consolidation or change in the ownership of the Corporation or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Corporation or any Subsidiary, (d) any dissolution or liquidation of the Corporation or any Subsidiary, (e) any sale or transfer of all or any part of the assets or business of the Corporation or any Subsidiary, or (f) any other corporate act or proceeding by the Corporation or any Subsidiary. No participant, beneficiary or any other person shall have any claim under any award or award agreement against any member of the Board or the Administrator, or the Corporation or any employees, officers or agents of the Corporation or any Subsidiary, as a result of any such action.

8.13.	Other Company Benefit and Compensation Programs. Payments and other benefits received by a participant under an award made pursuant to this Plan shall not be deemed a part of a participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Corporation or any Subsidiary, except where the Administrator expressly otherwise provides or authorizes in writing. Awards under this Plan may be made in addition to, in combination with, as alternatives to or in payment of grants, awards or commitments under any other plans or arrangements of the Corporation or its Subsidiaries.

8.14.	Clawback Policy. The awards granted under this Plan are subject to the terms of the Corporation’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of awards or any shares of Common Stock or other cash or property received with respect to the awards (including any value received from a disposition of the shares acquired upon payment of the awards).

Nektar Therapeutics

2025 Inducement Plan

Stock Option Agreement

(US Optionholders)

Pursuant to the Stock Option Grant Notice, which may be in such form (including electronic form) as prescribed by the Administrator from time to time (“Option Notice”), and this Stock Option Agreement, Nektar Therapeutics (the “Company”) has granted to you, as of the date of grant specified in the Option Notice (the “Date of Grant”), an option under its 2025 Inducement Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in the Option Notice at the exercise price indicated in the Option Notice. Defined terms not explicitly defined in this Stock Option Agreement but defined in the Plan shall have the same definitions as in the Plan. For the avoidance of doubt, this stock option is not issued under the Company’s Amended & Restated 2017 Performance Incentive Plan, as amended from time to time, and does not reduce the share reserve under such equity plan. This stock option has been granted as an inducement pursuant to Rule 5635(c)(4) of the Nasdaq Stock Market Listing Rules. This stock option is a nonqualified stock option and is not intended to be an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended.

The details of your option are as follows:

1. Vesting. Subject to the limitations contained herein, your option will vest as provided in the Option Notice, provided that vesting will cease upon the termination of your continuous employment or service with the Company or any of its Subsidiaries (your “Continuous Service”). Notwithstanding the foregoing, in the event your Continuous Service is terminated as a result of your death, your option shall become fully vested and exercisable as of the date of such termination.

2. Number of Shares and Exercise Price. The number of shares subject to your option and your exercise price per share referenced in the Option Notice may be adjusted from time to time for capitalization adjustments, as provided in the Plan.

3. Exercise Restriction for Non-Exempt Employees. If you are an employee eligible for overtime compensation under the Fair Labor Standards Act of 1938, as amended (i.e., a “Non-Exempt Employee”), you may not exercise your option until at least six (6) months following the Date of Grant, notwithstanding any other provision of your option.

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4. Method of Payment. Payment of the exercise price is due in full upon exercise of all or any part of your option. You may elect to make payment of the exercise price in one or more of the following forms:

(a) In cash or by check; or

(b) Provided that at the time of exercise the Common Stock is publicly traded on a nationally recognized stock exchange, and subject to such procedures as the Administrator may adopt, in cash by a broker-dealer acceptable to the Company to whom you have submitted an irrevocable notice of exercise.

5. Securities Law Compliance. Notwithstanding anything to the contrary contained herein, your option may not be exercised unless the shares issuable upon exercise of your option are then registered under the Securities Act or, if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your option must also comply with other applicable laws and regulations governing the option, and the option may not be exercised if the Company determines that the exercise would not be in material compliance with such laws and regulations.

6. Execution of Documents. You hereby acknowledge and agree that the manner selected by the Company by which you indicate your consent to your Grant Notice is also deemed to be your execution of your Grant Notice and of this Agreement. You further agree that such manner of indicating consent may be relied upon as your signature for establishing your execution of any documents to be executed in the future in connection with your Award. This Agreement shall be deemed to be signed by the Company and you upon the respective signing by the Company and you of the Grant Notice to which it is attached.

7. Term. The term of your option commences on the Date of Grant and expires upon the earliest of the following:

(a) three (3) months after the termination of your Continuous Service for any reason other than death or Disability, provided that (i) if during any part of such three (3)-month period the option is not exercisable solely because of the condition set forth in Section 5, the option shall not expire until the earlier of the Expiration Date indicated on the Option Notice or until it shall have been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service, and (ii) if (x) you are a Non-Exempt Employee, (y) you terminate your Continuous Service within six (6) months after the Date of Grant specified in your Option Notice, and (z) you have vested in a portion of your option at the time of your termination of Continuous Service, your option shall not expire until the earlier of (A) the later of the date that is seven (7) months after the Date of Grant specified in your Option Notice or the date that is three (3) months after the termination of your Continuous Service or (B) the Expiration Date;

(b) twelve (12) months after the termination of your Continuous Service due to Disability;

(c) eighteen (18) months after your death if (i) your Continuous Service terminates due to death or (ii) your death occurs within three (3) months after your Continuous Service terminates for a reason other than death; or

(d) the Expiration Date indicated in the Option Notice (which shall not be later than the eighth (8th) anniversary of the Date of Grant).

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For purposes of the option, “Disability” means a “permanent and total disability” within the meaning of Section 22(e)(3) of the Code.

8. Exercise.

(a) You may exercise the vested portion of your option during its term by delivering a Notice of Exercise (in a form designated by the Company), or by completion of such other exercise procedures as may be prescribed by the Administrator from time to time, and payment of the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.

(b) By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to arrange for the payment to the Company of any required tax withholding in connection with such exercise as described in Section 11 below.

9. Transferability. Your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.

10. Option not a Service Contract. Your option is not an employment or service contract, and nothing in your option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ or service of the Company or a Subsidiary, or of the Company or a Subsidiary to continue your employment or service. In addition, nothing in your option shall obligate the Company or any Subsidiary, their respective shareholders, boards of directors, officers or employees to continue any relationship that you might have as an employee, director or consultant for the Company or any Subsidiary.

11. Tax Obligations.

(a) You are responsible for satisfaction of all federal, state, local and foreign tax withholding obligations of the Company and its Subsidiaries, if any, which arise in connection with the option (the “Required Tax Payments”), including, without limitation, obligations arising upon (i) the exercise, in whole or in part, of the option, (ii) the transfer, in whole or in part, of any shares acquired upon exercise of the option, (iii) the operation of any law or regulation providing for the imputation of interest, or (iv) the lapsing of any restriction with respect to any shares acquired upon exercise of the option. No shares of Common Stock will be issued until the Company has received a definitive agreement or other documentation satisfactory to the Company, in its sole discretion, that all Required Tax Payments have been or will be satisfied by you. Regardless of whether the Company properly withholds the full amount of such Required Tax Payments, you hereby acknowledge and agree that that all obligations with respect to the Required Tax Payments shall transfer in their entirety from the Company to you and that such liability shall be ultimately your responsibility and liability.

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(b) You may elect to make payment of the Required Tax Payments in one or more of the following forms:

(i) In cash or by check; or

(ii) Provided that at the time of exercise the Common Stock is publicly traded on a nationally recognized stock exchange, and subject to such procedures as the Administrator may adopt, in cash by a broker-dealer acceptable to the Company to whom you have submitted an irrevocable notice of exercise.

(c) You hereby acknowledge that you understand that you may suffer adverse tax consequences as a result of the exercise of the option or disposition of the shares. You hereby represent that you have consulted with any tax consultants the you deem advisable in connection with the exercise of the option or disposition of the shares and that you are not relying on the Company for any tax advice.

12. Employment Conditions. In accepting the option, you acknowledge that:

(a) Any notice period mandated under any applicable laws shall not be treated as service for the purpose of determining the vesting of the option; and your right to receive shares of Common Stock in settlement of the option after termination as an employee, if any, will be measured by the date of your termination as an employee and will not be extended by any notice period mandated under the applicable law. Subject to the foregoing and the provisions of the Plan, the Company, in its sole discretion, shall determine whether your status as an employee or other service-provider has terminated and the effective date of such termination.

(b) The vesting of the option shall cease upon, and no portion of the option shall become vested following, your termination as an employee or other service-provider for any reason except as may be explicitly provided by the Plan or this Stock Option Agreement. Unless otherwise provided in the Plan or this Stock Option Agreement, the unvested portion of the option at the time of your termination as an employee or other service-provider will be forfeited.

(c) The Plan is established voluntarily by the Company. It is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, subject to Section 8.6.5 of the Plan.

(d) The grant of the option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past.

(e) All decisions with respect to future option grants, if any, will be at the sole discretion of the Company.

(f) You are voluntarily participating in the Plan.

(g) The option is an extraordinary item that does not constitute compensation of any kind for service rendered to the Company (or any Subsidiary), and which is outside the scope of your employment contract, if any. In addition, the option is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

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(h) The future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty. If you obtain shares upon settlement of the option, the value of those shares may increase or decrease.

(i) No claim or entitlement to compensation or damages arises from termination of the option or diminution in value of the option or shares of Common Stock acquired upon settlement of the option resulting from your termination of employment or service (for any reason whether or not in breach of the local law) and you irrevocably release the Company and each Subsidiary from any such claim that may arise. If, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen then, by signing this Stock Option Agreement, you shall be deemed irrevocably to have waived your entitlement to pursue such a claim.

13. General Provisions.

(a) Successors and Assigns. Except as provided herein to the contrary, this Stock Option Agreement shall be binding upon and inure to the benefit of the parties to this Stock Option Agreement, their respective successors and permitted assigns.

(b) No Assignment. Except as otherwise provided in this Stock Option Agreement, you shall not assign any of your rights and obligations under this Stock Option Agreement without the prior written consent of the Company, which consent may be withheld in its sole discretion. The Company shall be permitted to assign its rights or obligations under this Stock Option Agreement, but no such assignment shall release the Company of any obligations pursuant to this Stock Option Agreement.

(c) Severability. The validity, legality or enforceability of the remainder of this Stock Option Agreement shall not be affected even if one or more of the provisions of this Stock Option Agreement shall be held to be invalid, illegal or unenforceable in any respect.

(d) Administration. Any determination by the Administrator in connection with any question or issue arising under the Plan or this Stock Option Agreement shall be final, conclusive, and binding on you, the Company, and all other persons.

(e) Headings. The section headings in this Stock Option Agreement are inserted only as a matter of convenience, and in no way define, limit or interpret the scope of this Stock Option Agreement or of any particular section.

(f) Delivery of Documents and Notices. Any document relating to participation in the Plan, or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Stock Option Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery through electronic delivery at the e-mail address, if any, provided for you by the Company, or, upon deposit in the local postal service, by registered or certified mail, or with a nationally recognized overnight courier service with postage and fees prepaid, addressed to the other party at the address of such party set forth in this Stock Option Agreement or at such other address as such party may designate in writing from time to time to the other party.

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(i) Description of Electronic Delivery. The Plan documents, which may include but do not necessarily include: the Plan, the Option Notice, this Stock Option Agreement, and any reports of the Company provided generally to the Company’s shareholders, may be delivered to you electronically. In addition, if permitted by the Company, you may deliver electronically this Stock Option Agreement and Notice of Exercise called for by Section 8(a) to the Company or to such third party involved in administering the Plan as the Company may designate from time to time. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.

(ii) Consent to Electronic Delivery. You acknowledge that you have read Section 13(f)(i) of this Stock Option Agreement and consent to the electronic delivery of the Plan documents and, if permitted by the Company, the delivery of this Stock Option Agreement and Notice of Exercise, as described in Section 13(f)(i). You acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost to you by contacting the Company by telephone or in writing. You further acknowledge that you will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, you understand that you must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. You may revoke your consent to the electronic delivery of documents described in Section 13(f)(i) or may change the electronic mail address to which such documents are to be delivered (if you have provided an electronic mail address) at any time by contacting SOProcessing@nektar.com to notify the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, you understand that you are not required to consent to electronic delivery of documents described in Section 13(f)(i).

14. Governing Plan Document. Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your option and those of the Plan, the provisions of the Plan shall control. This Stock Option Agreement is governed by the laws of the State of Delaware.

15. Clawback Policy. Your option is subject to the terms of the Company’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require forfeiture of the option and repayment or forfeiture of any shares of Common Stock or other cash or property received with respect to the option (including any value received from a disposition of the shares acquired upon exercise of the option).

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Nektar Therapeutics

2025 Inducement Plan

Restricted Stock Unit Agreement

Pursuant to your Restricted Stock Unit Grant Notice, which may be in such form (including electronic form) as prescribed by the Administrator from time to time (“Grant Notice”), and this Restricted Stock Unit Agreement (“Agreement”) (collectively, the “Award”), Nektar Therapeutics (the “Company”) has awarded to you, as of the date of grant specified in the Grant Notice (the “Date of Grant”), pursuant to its 2025 Inducement Plan (the “Plan”), the number of “Restricted Stock Units” as indicated in the Grant Notice. Defined terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan. For the avoidance of doubt this Award is not issued under the Company’s Amended & Restated 2017 Performance Incentive Plan, as amended from time to time, and does not reduce the share reserve under such equity plan. This Award has been granted as an inducement pursuant to Rule 5635(c)(4) of the Nasdaq Stock Market Listing Rules.

The details of your Award are as follows.

1. Vesting. Subject to the limitations contained herein, your Award shall vest as provided in the Grant Notice, provided that vesting will cease upon the termination of your continuous employment or service with the Company or any of its Subsidiaries (your “Continuous Service”). Notwithstanding the foregoing, in the event your Continuous Service is terminated as a result of your death, your Award shall become fully vested as of the date of such termination.

2. Dividends. You shall not receive any payment or other adjustment in the number of Restricted Stock Units subject to this Award for dividends or other distributions that may be made in respect of the shares of Common Stock to which your Restricted Stock Units relate.

3. Distribution of Shares of Common Stock. On or as soon as administratively practical following each vesting of the applicable portion of the total Award pursuant to the Grant Notice or the Plan (and in all events not later than two and one-half months after the applicable vesting date), the Company will issue to you a number of shares of Common Stock equal to the number of Restricted Stock Units subject to your Award that vested on such date. Prior to the issuance to you of the shares of Common Stock subject to the Award, you shall have no direct or secured claim in any specific assets of the Company or in such shares of Common Stock, and will have the status of a general unsecured creditor of the Company.

4. Adjustments. The number of Restricted Stock Units subject to your Award may be adjusted from time to time for capitalization adjustments, as provided in Section 7.1 of the Plan.

5. Securities Law Compliance. You may not be issued any shares of Common Stock under your Award unless the shares of Common Stock are either (i) then registered under the Securities Act or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award must also comply with other applicable laws and regulations governing the Award, and you shall not receive such shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.

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6. Execution of Documents. You hereby acknowledge and agree that the manner selected by the Company by which you indicate your consent to your Grant Notice is also deemed to be your execution of your Grant Notice and of this Agreement. You further agree that such manner of indicating consent may be relied upon as your signature for establishing your execution of any documents to be executed in the future in connection with your Award. This Agreement shall be deemed to be signed by the Company and you upon the respective signing by the Company and you of the Grant Notice to which it is attached.

7. Restrictive Legends. The shares of Common Stock issued under your Award shall be endorsed with appropriate legends, if any, determined by the Company.

8. Transferability. Your Award is not transferable, except by will or by the laws of descent and distribution. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to receive any distribution of shares of Common Stock pursuant to Section 3 of this Agreement.

9. Award not a Service Contract. Your Award is not an employment or service contract, and nothing in your Award shall be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company or a Subsidiary, or on the part of the Company or a Subsidiary to continue such service. In addition, nothing in your Award shall obligate the Company or a Subsidiary, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as an employee, director or consultant for the Company or a Subsidiary.

10. Unsecured Obligation. Your Award is unfunded, and as a holder of vested Restricted Stock Units subject to your Award, you shall be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares of Common Stock pursuant to Section 3 of this Agreement. As used herein, the term “Restricted Stock Unit” means a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding share of Common Stock (subject to adjustment as provided in Section 4 of this Agreement) solely for purposes of the Award. The Restricted Stock Units shall be used solely as a device for the determination of the payment to eventually be made to you if such Restricted Stock Units vest pursuant to this Agreement. The Restricted Stock Units shall not be treated as property or as a trust fund of any kind.

11. Tax Obligations.

(a) The Company shall have no obligation to deliver shares of Common Stock until the tax withholding obligations of the Company and its Subsidiaries have been satisfied by you.

(b) Upon each applicable vesting date, the Company’s designated third party plan administrator (i.e. Fidelity or such successor third party administrator as the Company may designate from time to time), shall sell a number of shares of Common Stock that are issued under the Award, which the Company determines is sufficient to generate an amount that meets the tax obligations plus additional shares, as necessary, to account for rounding and market fluctuations, and shall pay such tax withholding amounts to the Company. The shares of Common Stock may be sold as part of a block trade with other Participants of the Plan in which all Participants receive an average price. Any adverse consequences to you resulting from the procedure permitted under this Section 11, including, without limitation, tax consequences and any loss of prospective stock appreciation, shall be your sole responsibility and there shall be no liability to the Company for any adverse consequences of any nature whatsoever.

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(c) You hereby acknowledge that you understand that you may suffer adverse tax consequences as a result of your participation in the Plan. You hereby represent that you have consulted with any tax consultants you deem advisable in connection with the Award or disposition of the shares of Common Stock received under the Award and that you are not relying on the Company for any tax advice.

(d) Payments contemplated with respect to the Award are intended to comply with the short-term deferral exemption under Section 409A of the Code, and the provisions of this Agreement shall be construed and interpreted consistent with that intent. Notwithstanding any contrary provision in the Plan or in the Agreement, if any provision of the Plan or the Agreement contravenes any regulations or guidance promulgated under Section 409A of the Code or could cause the Awards to be subject to additional taxes, accelerated taxation, interest or penalties under Section 409A of the Code, the Company may, in its sole discretion and without your consent, modify the Plan and/or the Agreement: (i) to comply with, or avoid being subject to, Section 409A of the Code, or to avoid the imposition of any taxes, accelerated taxation, interest or penalties under Section 409A of the Code, and (ii) to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A of the Code. This Section 11(d) does not create an obligation on the part of the Company to modify the Plan or the Agreement and does not guarantee that the Award will not be subject to additional taxes, interest or penalties under Section 409A of the Code.

12. Employment Conditions. In accepting the Award, you acknowledge that:

(a) Any notice period mandated under the laws of the local jurisdiction shall not be treated as service for the purpose of determining the vesting of the Award; and your right to receive shares of Common Stock in settlement of the Award after termination of service, if any, will be measured by the date of termination of your status as an employee and will not be extended by any notice period mandated under the local law. Subject to the foregoing and the provisions of the Plan, the Company, in its sole discretion, shall determine whether your status as an employee has terminated and the effective date of such termination.

(b) The vesting of the Award shall cease upon, and no portion of the Award shall become vested following, your termination as an employee for any reason except as may be explicitly provided by the Plan or this Agreement. Unless otherwise provided by the Plan or this Agreement, the unvested portion of the Award at the time of your termination as an employee will be forfeited.

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(c) The Plan is established voluntarily by the Company. It is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, subject to Section 8.6.5 of the Plan.

(d) The grant of the Award is voluntary and occasional and does not create any contractual or other right to receive future grants of Awards, or benefits in lieu of Awards, even if Awards have been granted repeatedly in the past.

(e) All decisions with respect to future Award grants, if any, will be at the sole discretion of the Company.

(f) You are voluntarily participating in the Plan.

(g) The Award is an extraordinary item that does not constitute compensation of any kind for service of any kind rendered to the Company (or any Subsidiary), and which is outside the scope of your employment contract, if any. In addition, the Award is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

(h) The future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty. If you obtain shares upon settlement of the Award, the value of those shares may increase or decrease.

(i) No claim or entitlement to compensation or damages arises from termination of the Award or diminution in value of the Award or shares of Common Stock acquired upon settlement of the Award resulting from termination of your status as an employee (for any reason whether or not in breach of the local law) and you irrevocably release the Company and each Subsidiary from any such claim that may arise. If, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen then, by signing this Agreement, you shall be deemed irrevocably to have waived your entitlement to pursue such a claim.

13. Headings. The headings of the Sections in this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.

14. Severability. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

15. Amendment. Nothing in this Agreement shall restrict the Company’s ability to exercise its discretionary authority pursuant to Section 3 of the Plan; provided, however, that no such action may, without your consent, adversely affect your rights under your Award and this Agreement.

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16. Delivery of Documents and Notices. Any document relating to participation in the Plan, or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery electronic delivery at the e-mail address, if any, provided for you by the Company, or, upon deposit in the local postal service, by registered or certified mail, or with a nationally recognized overnight courier service with postage and fees prepaid, addressed to the other party at the address of such party set forth in the Grant Notice or at such other address as such party may designate in writing from time to time to the other party.

(a) The Plan documents, which may include but do not necessarily include: the Plan, this Agreement, and any reports of the Company provided generally to the Company’s shareholders, may be delivered to you electronically. In addition, if permitted by the Company, you may deliver electronically the notices called for under the Agreement or the Plan to the Company or to such third party involved in administering the Plan as the Company may designate from time to time. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.

(b) You acknowledge that you have read this Section 16 of this Agreement and consent to the electronic delivery of the Plan documents and, if permitted by the Company, the delivery of the notices, as described in the Agreement or the Plan. You acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost to you by contacting the Company by telephone or in writing. You further acknowledge that you will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, you understand that you must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. You may revoke your consent to the electronic delivery of documents described in this Section 16 or may change the electronic mail address to which such documents are to be delivered (if you have provided an electronic mail address) at any time by contacting SOProcessing@nektar.com to notify the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, you understand that you are not required to consent to electronic delivery of documents described in this Section 16.

17. Miscellaneous.

(a) The rights and obligations of the Company under your Award shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(c) You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

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18. Governing Plan Document. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan shall control.

19. Choice Of Law. The interpretation, performance and enforcement of this Agreement shall be governed by the law of the state of Delaware without regard to such state’s conflicts of laws rules.

20. Clawback Policy. The Award is subject to the terms of the Company’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of the Restricted Stock Units or any shares of Common Stock or other cash or property received with respect to the Restricted Stock Units (including any value received from a disposition of the shares acquired upon payment of the Restricted Stock Units).

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